Eloxx Pharmaceuticals

September 11, 2017

To: Mr. Greg Weaver

11 Mead Lane

Hilton Head, SC 29926

Re: Offer Letter

Dear Mr. Weaver,

On behalf of the Board of Directors of Eloxx Pharmaceuticals Ltd. (the "Company"), it is our pleasure to extend to you an offer for employment as the Chief Financial Officer of the Company and its US subsidiary, Eloxx Pharmaceuticals, Inc.

The Company is currently in the process of finalizing a merger with Sevion Sub Ltd., an Israeli subsidiary of Therapeutics, Inc., a US public company ("Sevion"), which is expected to be consummated on or prior to December 31, 2017 (the "Merger").

1. **Scope**. Upon your acceptance of the terms of this Offer Letter by your signature below, and commencing as of Oct 2 2017 (the "Commencement Date") you will be employed by the Company as its Chief Financial Officer on a full-time capacity and will work from NY or Company offices in Massachusetts. As such you will report to the Company's Chief Executive Officer (the "CEO") and perform those duties which may from time to time be vested in the Chief Financial Officer or requested by the CEO.

2. **Annual Salary**. Your annual salary will be US$ 345,000, and will be payable in 24 bimonthly installments in accordance with the Company's standard payroll practices and procedures, which will be subject to all applicable tax reporting and withholding.

3. **Bonus Payments**. You will be entitled to a 40% performance-based target bonus, in accordance with milestones determined by the Company's Board of Directors.

   Options. Subject to the obtainment of all corporate approvals, You will be entitled to receive an option to purchase [TBD] shares of common stock of Sevion, at an exercise price equal to Sevion's shares as of the date hereof, which constitute 1.3% of Sevion's share capital immediately following the consummation of the Merger, subject to adjustments according to the terms of the Merger (the "Option"). In order to effect this issuance, we will issue to you an option to purchase up to [TBD] Ordinary Shares, par value NIS 0.01 each, of the Company, at an exercise price of US$ [TBD] per share, under our Share Ownership and Option Plan (2013) (the "Plan"). The Option will automatically convert into options of Sevion upon closing of the Merger.
   In the event that the Merger is not consummated, then the number of shares underlying the Option shall be adjusted to reflect 1.3% of the Company's share capital and the exercise price will be last investment price per share. The Option shall be exercisable into Preferred C Shares.

Subject to your continued employment on the vesting dates, the Option will vest over a four-year period on a quarterly basis with one year cliff, commencing as of the date hereof.

The Option shall be further subject to all terms, vesting schedules, limitations, restrictions and termination provisions set forth in the Plan and in a separate option agreement that shall be executed by you to evidence the grant of the Option.

4. **Health Insurance**. You will be entitled to vision, health and dental insurance, at rates which shall be agreed with you upon the commencement of your employment. You will also be eligible for enrollment in the 401(k) Plan which will be reviewed with you when you begin your employment. In the event that the Company does not have such vision, health, dental or 401(k) plans in place during your first month of employment, the Company will reimburse you for 100% of the cost of COBRA insurance coverage, as well as for costs of dental treatments otherwise covered by your current dental plan. You will use reasonable efforts to minimize such dental treatment costs during the first month of employment.

5. **Vacation.** You will be entitled to 20 days annual vacation plus all statutory US holidays.

6. **Expenses.** We will also reimburse you for all reasonable pre-approved expenses that you incur in connection with your role as the Company's Chief Financial Officer.

7. **Indemnification**. We indemnify our executive officers and directors and you will be entitled to the same. You will also be entitled to be included as an insured under our company D&O insurance policy.

8. **IP; Confidentiality; Non-Compete and Non-Soliciation.** You will be required to execute IP assignment, confidentiality/non-disclosure, non-solicitation and limited non-competition provisions in the form attached to this Offer Letter, upon commencement of employment with the Company. In addition, by signing below, you represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing or limiting you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this Offer Letter.

9. **Termination**. It is important for you to understand that you will be an employee "at will". This means that you will have the right to terminate your employment relationship with Company at any time for any reason. Similarly, Company will have the right to terminate its employment relationship with you at any time for any reason. Termination for convenience by either party will be subject to 30 days prior notice.

   You will be entitled to a six (6) month severance including salary and benefits should your employment be terminated by the Company (other than for cause) following the first anniversary of your employment by the Company, or to a decreased pro-rata amount, to the extent your employment is terminated by the Company (other than for cause) prior to such first anniversary.

10. **Effectiveness;** Your employment by the Company, as well as the terms and conditions provided hereunder, are subject to the obtainment of applicable corporate approvals prior to the commencement of your employment, including the approval of the Company's Board of Directors. This Offer Letter should not be construed as a guarantee

of any particularly compensation, benefits or other terms or conditions of employment for any particular period of time.

11. **Governing Law.** Prior to the consummation of the Merger, your employment and this Offer Letter will be governed by the laws of the State of Israel. Following the consummation of the Merger, your employment and this Offer Letter shall be governed by the law of the State of New York.

Greg, we look forward to working with you and having you involved in building and advancing the Company and its business. Your extensive experience and high profile in the industry are expected to provide us with unique insight and value.

If the terms outlined above are acceptable to you, please sign where indicated and return a copy to the undersigned. If you require clarification of any matter, please feel free to contact the undersigned. We look forward to working with you and hope that this shall be a lucrative opportunity to all of us.

Silvia Noiman

Dr. Silvia Noiman
Chief Executive Officer and Director

Mr. Ran Nussbaum
Director

Agreed and accepted as of September 11, 2017:

G Weaver

Mr. Greg Weaver